Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS PRICES PUBLIC OFFERING
MELROSE PARK, IL—August 11, 2005— Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced that on August 10, 2005 it priced its public offering of 3,000,000 shares of its common stock at $21.00 per share. Net proceeds to the company from the sale of this common stock are estimated to be $63.0 million before expenses. The underwriters in the offering have 30 days from the pricing date to purchase up to an additional 450,000 shares from the company to cover over-allotments, if any.
“We are very pleased with the market response to our offering,” said James J. Giancola, President and CEO of the company. “The proceeds will enable us to further strengthen our capital position and facilitate further expansion.”
Friedman, Billings, Ramsey & Co., Inc. is acting as lead manager in the offering. Raymond James, Howe Barnes Investments, Inc. and Stifel, Nicolaus & Company Incorporated are acting as co-managers.
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”